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                                                                      EXHIBIT 99

[SANDY SPRING LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                         SANDY SPRING BANCORP ANNOUNCES
                     ISSUANCE OF TRUST PREFERRED SECURITIES

         OLNEY, MARYLAND, August 10, 2004 -- Sandy Spring Bancorp, Inc. (Nasdaq
- SASR, SASRP), the parent company of Sandy Spring Bank, announced today that it had completed a private placement issuance of $35 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The trust preferred securities bear a 6.35% fixed rate of interest until July 7, 2009, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 225 basis points over three month Libor. The trust preferred securities represent guaranteed beneficial interests in a like amount of junior subordinated debentures having the same terms, due in 2034, issued by the Company, and are intended to qualify as tier 1 capital.

         The net proceeds of the trust preferred securities issuances are expected to be used by the Company to redeem the $35.0 million in 9.375% fixed rate trust preferred securities issued in 1999 (Nasdaq - SASRP), which will become subject to redemption on November 30, 2004. Management expects that the private placement and the redemption will have a net positive effect on net income within ten months. The Company has considered the effects of the private placement and planned redemption in its previously released earnings guidance. The Company expects that it will effect the redemption in late November 2004, or as soon as practicable thereafter, although there can be no assurance as to the timing.

         The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

         With $2.4 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 30 community offices and 45 ATMs located in Anne Arundel, Frederick, Howard, Montgomery, and Prince George's counties in Maryland. Visit www.sandyspringbank.com for more information.



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         For additional information or questions, please contact:
                  Hunter R. Hollar, President & Chief Executive Officer, or James H. Langmead, Executive V.P. & Chief Financial Officer Sandy Spring Bancorp, Inc.
                  17801 Georgia Avenue
                  Olney, Maryland 20832
                  1-800-399-5919
                  E-mail:  HHollar@sandyspringbank.com
                                    JLangmead@sandyspringbank.com
                                    Web site:  www.sandyspringbank.com

         FORWARD-LOOKING STATEMENTS: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp's actual future results may differ materially from those indicated. In addition, the Company's past results of operations do not necessarily indicate its future results.

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